Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August [●], 2015

CCH I, LLC

400 Atlantic Street

Stamford, Connecticut 06901

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of CCH I, LLC (“New Charter”), a Delaware limited liability company, including the joint proxy statement/prospectus forming a part thereof, relating to the proposed business combination of Charter Communications, Inc. (“Charter”), a Delaware corporation, and Time Warner Cable Inc., a Delaware corporation. The terms “New Charter,” “Merger Subsidiary Three,” “New Charter Class A common stock,” “mergers”, “merger agreement,” “Effective Time,” “U.S. holder” and “non-U.S. holder” used herein shall have the meanings ascribed to them in the Registration Statement.

In providing our opinion, we have assumed that (i) the mergers will be consummated in accordance with the provisions of the merger agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the mergers and the parties thereto set forth in the merger agreement and in the Registration Statement are true, complete and correct, (iii) the factual statements and representations made by Charter, New Charter and Merger Subsidiary Three in the officer’s certificate dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the mergers, (iv) any factual statements and representations made in the Officer’s Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) the parties to the merger agreement and their respective subsidiaries will treat the mergers for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. Based upon and subject to the foregoing, and subject to the limitations, exceptions, beliefs, assumptions and qualifications set forth in the section of the Registration Statement entitled “The Transactions—Material U.S. Federal Income Tax Consequences of the Mergers”, we hereby confirm that the discussion in the section of the Registration Statement entitled “The Transactions—Material U.S. Federal Income Tax Consequences of the Mergers” constitutes our opinion as to the material U.S. federal income tax consequences of the mergers to U.S. holders and non-U.S. holders of Charter Class A common stock and of the ownership and disposition of New Charter Class A common stock received by such holders in the mergers.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,